Exhibit 99

Draft #4
3Q04 Earnings Release
Blast Version

Hold For Release Until:
4:00 PM Eastern
October 27, 2004

CyberOptics Reports Strong Third Quarter Sales and Earnings

Minneapolis, MN—October 27, 2004—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $19,385,000 for the third quarter of 2004 ended September 30, an increase of 84% from $10,514,000 in the third quarter of 2003 and also up 32% from $14,734,000 in this year’s second quarter. Net income, after a $1,890,000 provision for income taxes, came to $3,624,000 or $0.40 per diluted share, compared to $3,522,000 or $0.39 per diluted share in this year’s second quarter, which did not include an income tax provision on U.S.-based operations. In the third quarter of 2003, CyberOptics reported a net loss of $793,000 or $0.10 per diluted share, which included restructuring and other charges of $1,095,000.

Kathleen P. Iverson, president and chief executive officer, commented: “Our strong third quarter revenue growth was generated, in part, by sales of $3.0 million related to orders in prior quarters for SE 300 solder paste and KS automated optical inspection (AOI) systems to two manufacturers of semiconductor memory modules. As we stated in our second quarter earnings release, we anticipated third quarter revenue recognition of the SE 300 order, but revenues from the AOI orders were not expected, since we were then uncertain of the duration of the customer acceptance process. Customer acceptance was received faster than anticipated, and we recognized the majority of these AOI revenues in the third quarter. Reflecting the size of these sales, we believe the semiconductor memory module market represents a strong opportunity for CyberOptics, and we are actively pursuing other opportunities with new and existing customers in this area. We also recorded stronger than forecasted demand from other inspection systems customers and for our new-generation electronic assembly sensors, reflecting above-plan orders from a major Japanese customer that added new capacity in the third quarter.”

Iverson continued: “Orders from our OEM sensor and end-user inspection system customers started moderating during the latter stages of the third quarter. As a result, we entered the fourth quarter with a lower backlog in comparison to the beginning of the third quarter. Moreover, our third quarter-ending backlog does not include the two previously discussed large orders for inspection systems for memory module customers. Reflecting these factors, we are currently forecasting fourth quarter after-tax earnings of $0.02 to $0.12 per diluted share on revenues of $10,000,000 to $12,000,000.”

Third quarter 2004 results include an income tax provision of $1,890,000 to adjust the tax provision on earnings for the year to the annual expected tax rate. The level of income earned in 2004 will result in the Company utilizing available tax loss carryforwards and paying income tax for the year. Since we have continued to maintain a valuation allowance on deferred tax assets and given our level of profitability, we were required to record a third quarter tax provision that adjusted our full-year provision to the annual expected tax rate. CyberOptics’ fourth quarter guidance also reflects income tax expense at the expected annual rate.

Steven K. Case, Ph.D., chairman and founder, commented: “Although our order rates, like those of other capital equipment suppliers to the electronics and semiconductor industries, have slowed in recent periods, our end-user customers are continuing to forecast increased production of electronics products during the coming year. Semiconductor capacity is still running at an estimated 90% to 95% rate, and new 300mm fabrication plants continue to be built. The economies of China, eastern Europe, India and Brazil are continuing to generate robust demand for electronic products and components. Moreover, the market cycle over the past year has not been characterized by the type of “bubble” environment that occurred in the late 1990s, when electronics demand was driven to extreme heights by Internet expansion and Y2K fears. It also should be emphasized that CyberOptics is prepared to operate efficiently in a slower-growth environment due to the significantly reduced cost structure that we have implemented over the past few years.”

Recent Business Developments

•	CyberOptics recently entered into an agreement to provide fiducial camera sensors to a leading manufacturer of solder paste screen printers. Mounted inside the printer, these sensors will ensure that bare circuit boards are registered and aligned properly before the application of solder paste. Initial revenues from this product are anticipated in the first half of 2005.

•	The company recently introduced the WaferSense™ auto leveling sensor, a wireless, wafer-like device that enables quick and accurate leveling of semiconductor wafer processing and automation equipment. WaferSense, which functions with 150mm, 200mm and 300mm wafer processing tools, significantly reduces the amount of time required for making leveling and coplanarity adjustments, enabling semiconductor fabrication equipment to get online faster.

•	Universal Instruments Corporation recently notified CyberOptics that it has delayed the integration of the Company’s Embedded Process Verification (EPV™) inspection technology into Universal’s new-generation robotic assembly equipment until mid-2005. This delay is not related to the functioning of the EPV sensor. In the meantime, CyberOptics is continuing to pursue several additional manufacturers of robotic placement equipment for this important inspection technology.

•	A new EPV sensor for retrofitting existing pick-and-place equipment is scheduled to be introduced in the first quarter of 2005.

Financial Review

•	Sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment rose 119% in the third quarter of 2004 from the year-earlier level and by 10% from this year’s second quarter.

•	Sales of SMT inspection systems grew 64% in the third quarter on a year-over-year basis and by 97% from the second quarter level. In addition to the previously discussed sales to manufacturers of semiconductor memory modules, SE 300 systems also were shipped to many of the largest manufacturing outsourcing companies in Asia, particularly in China.

•	Sales of semiconductor products, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, rose 42% in the third quarter from the year-earlier level, but were down 8% compared to this year’s second quarter.

•	CyberOptics ended the third quarter of 2004 with cash and investments of $37,509,000, up from $33,305,000 at the end of the second quarter and $24,822,000 at year-end 2003. Approximately $4.9 million of this year's increase was derived from the exercise of stock options and proceeds from the Employee Stock Purchase Plan, with the remainder generated by operating activities.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. During the 20 years since its founding, CyberOptics has sold more than 100,000 sensor products, over 2,000 SMT inspection systems and approximately 70,000 frame grabbers.

Headquartered in Minneapolis, Minnesota, CyberOptics also has operations in Portland, Oregon, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

#      #      #

For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com (Investor Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through November 3, 2004 by dialing 303-590-3000 and providing the 11013213 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003

Revenue	$19,385	$10,514	$46,809	$24,447
Cost of revenue	7,890	5,100	18,956	12,306

Gross margin	11,495	5,414	27,853	12,141
Research and development expenses	2,018	1,723	5,719	5,323
Selling, general and administrative expenses	3,681	3,139	9,751	8,807
Restructuring and severance costs	131	463	169	633
Gain from technology transfer and license	—	—	—	(645)
Amortization of intangibles	231	913	688	1,474

Income (loss) from operations	5,434	(824)	11,526	(3,451)
Interest income and other	80	44	246	120

Income (loss) before income taxes	5,514	(780)	11,772	(3,331)
Provision for income taxes	1,890	13	1,940	202

Net income (loss)	$3,624	($793)	$9,832	($3,533)

Net income (loss) per share – Basic	$0.41	($ 0.10)	$1.15	($ 0.43)
Net income (loss) per share – Diluted	$0.40	($ 0.10)	$1.10	($ 0.43)

Weighted average shares outstanding – Basic	8,780	8,232	8,561	8,207
Weighted average shares outstanding – Diluted	9,112	8,232	8,959	8,207

Condensed Consolidated Balance Sheets
	Sept. 30, 2004 (Unaudited)	Dec. 31, 2003

Assets
Cash and cash equivalents	$21,641	$11,354
Marketable securities	6,469	9,066
Accounts receivable, net	10,907	7,773
Inventories	6,312	4,522
Other current assets	697	422

Total current assets	46,026	33,137
Marketable securities	9,399	4,402
Intangible and other assets, net	8,793	9,054
Fixed assets, net	961	1,333

Total assets	$65,179	$47,926

Liabilities and Stockholders’ Equity
Accounts payable	$3,078	$3,101
Accrued expenses	5,030	3,073

Total current liabilities	8,108	6,174

Total stockholders’ equity	57,071	41,752

Total liabilities and stockholders’ equity	$65,179	$47,926

Backlog Schedule:

4th Quarter 2004	$4,154
1st Quarter 2005 and thereafter	100

Total backlog	$4,254